Exhibit 99.13

Consent of José Ignacio Comenge Sánchez-Real

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named and described in the Registration Statement on Form F-4 and all supplements and amendments thereto (together with the proxy statement/prospectus included therein, the “Registration Statement”) filed by Coca-Cola European Partners Limited (“Orange”) with the Securities and Exchange Commission, under the Securities Act, on April 7, 2016, as a person about to become a director of Orange effective upon the Completion as described in the Registration Statement. The undersigned also consents to the filing or attachment of this Consent with such Registration Statement.

/s/ José Ignacio Comenge Sánchez-Real
Name: José Ignacio Comenge Sánchez-Real
Date: April 7, 2016